Exhibit 99.1

                               PRESS RELEASE
                          DECLARATION OF DIVIDEND

                                                           December 7, 2012
                                                    Shawnee Mission, Kansas

Seaboard Corporation (NYSE MKT symbol: SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, today announced that the Board of Directors of the Corporation declared on December 6, 2012 a dividend of Twelve and No/100 Dollars ($12.00) per share on the common stock of the
Corporation,  payable December 28, 2012 to stockholders of  record  at  the close of business on December 17, 2012. The increased amount of the dividend represents a prepayment of the annual 2013, 2014, 2015 and 2016 dividends ($3.00 per share per year). This increased dividend is being made to ensure that the taxes shareholders will pay based on the receipt of the dividend is taxed at the currently favorable 2012 tax rate on dividends, and not based on an increased tax rate on dividends which is scheduled to take effect in 2013, unless new legislation is enacted. The Corporation does not intend to declare any further dividends for the years 2013 - 2016.

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